                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)



                           Wyndham Hotel Corporation
                        -------------------------------
                                (NAME OF ISSUER)

                    Common stock, par value $0.01 per share
                 ---------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                  983100 10 8
                               -----------------
                                 (CUSIP NUMBER)

                  Wynopt Investment Partnership Level II, L.P.
                       4200 Texas Commerce Tower West
                                220 Rose Ave.
                            Dallas, Texas  75201
                        Attention:  Robert A. Whitman
                               (214) 220-4900
                            --------------------
                (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
              AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)

                               With a copy to:
                          Robert A. Profusek, Esq.
                         Jones, Day, Reavis & Pogue
                            599 Lexington Avenue
                          New York, New York 10022
                               (212) 326-3939

                              January  5, 1997
                           ----------------------
           (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)



    If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

    The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 983100 10 8                                   PAGE 2 OF 21 PAGES
--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Wynopt Investment Partnership Level II, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                       a [X]
                                                                       b [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

           OO (See Item 3.)
--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or (e)
                                                                            [ ]

--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                        -0-
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      -0-
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                        -0-
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                        -0-
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                            [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           -0-
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 983100 10 8                                   PAGE 3 OF 21 PAGES
--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Hampstead Genpar, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         a [X]
                                                                         b [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

           OO (See Item 3.)
--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or (e)
                                                                            [ ]

--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                        -0-
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      -0-
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                        -0-
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                        -0-
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                            [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           -0-
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 983100 10 8                                   PAGE 4 OF 21 PAGES
--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HH Genpar Partners
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                          a [X]
                                                                          b [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

           OO (See Item 3.)
--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or (e)
                                                                            [ ]

--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                        -0-
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      -0-
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                        -0-
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                        -0-
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                            [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           -0-
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 983100 10 8                                   PAGE 5 OF 21 PAGES
--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Hampstead Associates, Inc.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         a [X]
                                                                         b [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

           OO (See Item 3.)
--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or (e)
                                                                            [ ]

--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                        -0-
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      -0-
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                        -0-
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                        -0-
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                            [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           -0-
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 983100 10 8                                   PAGE 6 OF 21 PAGES
--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           RAW Genpar, Inc.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                          a [X]
                                                                          b [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

           OO (See Item 3.)
--------------------------------------------------------------------------------
 5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or (e)
                                                                            [ ]

--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                        -0-
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      -0-
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                        -0-
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                        -0-
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                            [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           -0-
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 983100 10 8                                   PAGE 7 OF 21 PAGES
--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           InMed, Inc.  (d/b/a/InCap, Inc.)
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                          a [X]
                                                                          b [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

           OO (See Item 3.)
--------------------------------------------------------------------------------
 5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or (e)
                                                                            [ ]

--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                        -0-
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      -0-
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                        -0-
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                        -0-
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                            [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           -0-
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 983100 10 8                                   PAGE 8 OF 21 PAGES
--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Donald J. McNamara
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                          a [X]
                                                                          b [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

           OO (See Item 3.)
--------------------------------------------------------------------------------
 5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or (e)
                                                                            [ ]

--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                        -0-
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      -0-
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                        -0-
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                        -0-
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                            [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           -0-
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 983100 10 8                                   PAGE 9 OF 21 PAGES
--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Robert A. Whitman
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                          a [X]
                                                                          b [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

           OO (See Item 3.)
--------------------------------------------------------------------------------
 5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or (e)
                                                                            [ ]

--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                        -0-
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      -0-
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                        -0-
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                        -0-
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                            [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           -0-
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 983100 10 8                                   PAGE 10 OF 21 PAGES
--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Daniel A. Decker
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                          a [ ]
                                                                          b [X]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

           OO (See Item 3.)
--------------------------------------------------------------------------------
 5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or (e)
                                                                            [ ]

--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                        -0-
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      -0-
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                        -0-
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                        -0-
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                            [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           -0-
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.  Security and Issuer.

    This statement relates to shares of the common stock, par value $.01 per share (the "Common Stock"), of Wyndham Hotel Corporation, a Delaware corporation (the "Issuer"). Pursuant to an Agreement and Plan of Merger dated as of April 14, 1997 (the "Merger Agreement") between Patriot American Hospitality, Inc., a Virginia corporation and predecessor by merger to Patriot American Hospitality, Inc., a Delaware corporation ("Patriot"), and the Issuer, the Issuer merged with and into Patriot on January 5, 1998 (the "Merger"). As a result of the Merger and pursuant to the Merger Agreement, all of the Issuer's issued and outstanding shares of Common Stock were exchanged for either cash consideration or the paired-shares of common stock of Patriot and Wyndham International, Inc. ("International"). 293,975 shares of the Issuer's Common Stock were exchanged for cash at a price of $42.80 per share and 1,982,080 shares of the Issuer's Common Stock were exchanged for paired-shares of common stock of Patriot and International. The principal executive offices of the Issuer were formerly located at 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207.


Item 2.  Identity and Background.

    (a)-(c), (f). This statement is filed by (i) Wynopt Investment Partnership Level II, L.P., a Delaware limited partnership ("Wynopt"); (ii) Hampstead Genpar, L.P., a Delaware limited partnership ("Hampstead Genpar"); (iii) HH Genpar Partners, a Texas general partnership ("HH Genpar"); (iv) Hampstead Associates, Inc., a Texas corporation ("Associates"); (v) RAW Genpar, Inc., a Texas corporation ("RAW Genpar"); (vi) InMed, Inc. (d/b/a InCap, Inc.), a Texas corporation ("InMed"); (vii) Donald J. McNamara; (viii) Robert A. Whitman; and
(ix) Daniel A. Decker. Messrs. McNamara, Whitman and Decker are United States citizens. Messrs. Whitman and Decker were members of the Board of Directors of the Issuer until January 5, 1998. Wynopt, Hampstead Genpar, HH Genpar, Associates, RAW Genpar, InMed and Messrs. McNamara, Whitman and Decker are referred to herein collectively as the "Reporting Persons."

    The principal business of Wynopt is to invest in the Issuer. Hampstead Genpar is, and its principal business is to act as, the sole general partner of Wynopt. HH Genpar is, and its principal business is to act as, the managing general partner of Hampstead Genpar (and various other partnerships). Associates is, and its principal business is to act as, the managing general partner of HH Genpar. RAW Genpar and InMed are the only other general partners of HH Genpar. The principal business of each of RAW Genpar and InMed is to invest in HH Genpar. The address of the principal executive office of Hampstead Genpar, HH Genpar, Associates, RAW Genpar and InMed is 4200 Texas Commerce Tower West, 2200 Ross Avenue, Dallas, Texas 75201.




                                    11 of 21

    The principal occupation of each of Donald J. McNamara, Robert A. Whitman and Daniel A. Decker is to be employed by The Hampstead Group, L.L.C. ("Hampstead"). Mr. McNamara is the Chairman and Co-Chief Executive Officer of Hampstead, Mr. Whitman is the President and Co-Chief Executive Officer of Hampstead, and Mr. Decker is the Executive Vice President and General Counsel of Hampstead. The principal business of Hampstead is to provide real estate investment and management services. The business address of Hampstead and of each such individual is 4200 Texas Commerce Tower West, 2200 Ross Avenue, Dallas, Texas 75201.


    (d)-(e).     None of the Reporting Persons has during the past five years
(i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.


Item 3.  Source and Amount of Funds or Other Consideration.

    The response to Item 3 contained in the Schedule 13D dated June 3, 1996, filed on June 4, 1996, is hereby amended to state in its entirety as follows:

    The issued and outstanding shares of Common Stock of the Issuer beneficially owned by Wynopt were converted in the Merger into either cash or the paired-shares of common stock of Patriot and International. As a consequence, no funds were required.

Item 4.  Purpose of Transaction.

    The response to Item 4 contained in the Schedule 13D dated June 3, 1996, filed on June 4, 1996, is hereby amended to state in its entirety as follows:

    As a result of the Merger, Wynopt no longer owns any of the Issuer's Common Stock.

Item 5.  Interest in Securities of the Issuer.

    The response to Item 5 contained in the Schedule 13D dated June 3, 1996, filed on June 4, 1996, is hereby amended to state in its entirety as follows:

    As a result of the Merger, Wynopt no longer owns any of the Issuer's Common Stock.

Item 6. Contracts, Arrangements, Understandings or Relations with Respect to Securities of the Issuer.



                                    12 of 21

    The response to Item 6 contained in the Schedule 13D dated June 3, 1996, filed on June 4, 1996, is hereby amended to state in its entirety as follows:

    The Stockholders Agreement and the Registration Rights Agreement previously filed have been terminated. The Agreement Among Filing Parties (Exhibit 99 filed with the Schedule 13D dated June 3, 1996, filed on June 4, 1996) remains in effect.

Item 7.  Material to be Filed as Exhibits.

    The response to Item 7 contained in the Schedule 13D dated June 3, 1996, filed on June 4, 1996, is hereby amended to state in its entirety as follows:

    Exhibit 99 - Agreement Among Filing Parties (filed with the Schedule 13D dated June 3, 1996, filed on June 4, 1996, and conformed copy attached hereto).



                                    13 of 21

                                   SIGNATURES

    After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be filed collectively on behalf of it and each of Hampstead Genpar, L.P., HH Genpar Partners, Hampstead Associates, Inc., RAW Genpar, Inc., InMed, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.


Dated:  February 11, 1998           WYNOPT INVESTMENT PARTNERSHIP

                                      By:     Hampstead Genpar, L.P.
                                              Its General Partner

                                          By: HH Genpar Partners
                                                  Its General Partner

                                              By:  Hampstead Associates, Inc.
                                                   Its Managing General
                                                   Partner

                                                   By: /s/ Daniel A. Decker
                                                       ------------------------
                                                       Daniel A. Decker
                                                       Executive Vice President

    After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of it and each of Wynopt Investment Partnership Level II, L.P., HH Genpar Partners, Hampstead Associates, Inc., RAW Genpar, Inc., InMed, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.


Dated:  February 11, 1998           HAMPSTEAD GENPAR, L.P.

                                    By:   HH Genpar Partners
                                          Its General Partner

                                          By:   Hampstead Associates, Inc.
                                                Its Managing General Partner

                                                By:  /s/ Daniel A. Decker
                                                     --------------------------
                                                     Daniel A. Decker
                                                     Executive Vice President



                                    14 of 21

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of it and each of Wynopt Investment Partnership Level II, L.P., Hampstead Genpar, L.P., Hampstead Associates, Inc., RAW Genpar, Inc., InMed, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.


Dated: February 11, 1998                HH GENPAR PARTNERS

                                        By: Hampstead Associates, Inc.
                                            Its Managing General Partner


                                            By: /s/Daniel A. Decker
                                                -------------------------------
                                                Daniel A. Decker
                                                Executive Vice President


    After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of it and each of Wynopt Investment Partnership Level II, L.P., Hampstead Genpar, L.P., HH Genpar Partners, RAW Genpar, Inc., InMed, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.


Dated:  February 11, 1998               HAMPSTEAD ASSOCIATES, INC.

                                        By: /s/ Daniel A. Decker
                                            ------------------------
                                            Daniel A. Decker
                                            Executive Vice President


    After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of it and each of Wynopt Investment Partnership Level II, L.P., Hampstead Genpar, L.P., HH Genpar Partners, Hampstead Associates, Inc., InMed, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.


Dated:  February 11, 1998               RAW GENPAR, INC.

                                        By:   /s/ Robert A. Whitman
                                              -------------------------
                                              Robert A. Whitman
                                              President


                                    15 of 21

    After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of it and each of Wynopt Investment Partnership Level II, L.P., Hampstead Genpar, L.P., HH Genpar Partners, Hampstead Associates, Inc., RAW Genpar, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.


Dated:  February 11, 1998               INMED, INC.

                                        By:  /s/ Daniel A. Decker
                                             --------------------------
                                             Daniel A. Decker
                                             President


    After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of him and each of Wynopt Investment Partnership Level II, L.P., Hampstead Genpar, L.P., HH Genpar Partners, Hampstead Associates, Inc., RAW Genpar, Inc., InMed, Inc., Robert A. Whitman and Daniel A. Decker.


Dated:  February 11, 1998                    /s/ Donald J. McNamara
                                             --------------------------
                                             Donald J. McNamara


    After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of him and each of Wynopt Investment Partnership Level II, L.P., Hampstead Genpar, L.P., HH Genpar Partners, Hampstead Associates, Inc., RAW Genpar, Inc., InMed, Inc., Donald J. McNamara and Daniel A. Decker.


Dated:  February 11, 1998                    /s/ Robert A. Whitman
                                             --------------------------
                                             Robert A. Whitman



                                    16 of 21

    After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of him and each of Wynopt Investment Partnership Level II, L.P., Hampstead Genpar, L.P., HH Genpar Partners, Hampstead Associates, Inc., RAW Genpar, Inc., InMed, Inc., Donald J. McNamara and Robert A. Whitman.


Dated:  February 11, 1998                    /s/ Daniel A. Decker
                                             --------------------------
                                             Daniel A. Decker


ATTENTION:  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF ACT
            CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.



                                    17 of 21

                               INDEX TO EXHIBITS


EXHIBITS                     DESCRIPTION                      PAGE
--------                     -----------                      ----

  99             Agreement Among Filing Parties (filed         19
                 with the Schedule 13D dated
                 June 3, 1996, filed on June 4, 1996,
                 and conformed copy attached hereto).



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